Exhibit C

Sublicense Agreement

This agreement (“Agreement”), is made by and between [Insert Name of Licensee] (“Licensee”), whose principal offices are located at ____________________________________ and who is a Licensee of Nasdaq, Inc. (“Nasdaq”), a Delaware Corporation whose principal offices are located at One Liberty Plaza, 165 Broadway, New York, NY 10006 and __________________________ (“Sub-Licensee”), whose principal offices are located at ____________________________________________.

WHEREAS, Nasdaq determines the components and the proprietary data contained within each Nasdaq branded index (each an “Index” and collectively the “Indexes”);

WHEREAS, Nasdaq calculates, maintains, and disseminates the Index;

WHEREAS, Nasdaq and Licensee have previously entered into a separate agreement concerning use of the Index and associated trade names and registered trademarks (“Marks”) in relating to certain Derivative Products (“License Agreement”); and

WHEREAS, Sub-Licensee (or any of its series) is either: (1) an affiliate or subsidiary under the control of Licensee, or sponsored or advised by Licensee, which desires to use the Index as a component of a pricing or settlement mechanism for the Derivative Products or seeks to track the performance of the Index; or (2) a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component) Issued by Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee; and

WHEREAS, Sub-Licensee is legally authorized to issue shares of the fund, or issue, enter into, write, sell, purchase and/or renew (“Issue”, “Issuing”, or “Issuance”) such Derivative Products, and each Derivative Products will be Issued as legally required under applicable law;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

1.	Grant of Sublicense. Subject to the terms and conditions of this Agreement, Licensee hereby grants to the Sub-Licensee a non-exclusive and non-transferable sublicense to use and refer to the Index (and associated data and information) and Marks and any other rights that may be sublicensed under the License Agreement in the manner set forth in, and subject to the terms of, the License Agreement.

2.	Scope of Sub-License. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee and Nasdaq relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee (other than the payment of any compensation under the License Agreement and the provision of indemnifications to Nasdaq and/or its affiliates). Except as otherwise set forth herein, Sub-Licensee agrees that Nasdaq may exercise any rights against Sub-Licensee (including, for example, limitation of liability) Nasdaq has against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq. Sub-Licensee agrees it will not assert against Nasdaq any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.

October 5, 2018

3.	No Further Sub-License. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

4.	Term. The Term of this Sub-License Agreement automatically terminates, without notice, if the Term of the License Agreement terminates for any reason.

5.	General Provisions. The provisions of the License Agreement govern this Sublicense Agreement. All terms and definitions used in this Sublicense Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. Licensee has no authority to waive, renegotiate, or forgive any provision of the License Agreement as it applies to Sub-Licensee.

6.	Limitation of Liability. Licensee and Nasdaq are expressly put on notice of, and hereby acknowledge and agree to, the limitation of shareholder liability as set forth in the Trust Instrument of the Sub-Licensee and agree that the obligations assumed by the Sub-Licensee under this contract shall be limited in all cases to the Sub-Licensee, or its series, as applicable, at issue and its assets. Licensee and Nasdaq shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Sub-Licensee, nor shall Licensee or Nasdaq seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Sub-Licensee. Licensee and Nasdaq understand that the rights and obligations of each series of shares of the Sub-Licensee under the Trust Instrument are separate and distinct from those of any and all other series.

IN WITNESS WHEREOF, the Parties hereto have caused this Sublicense Agreement to be executed by their duly authorized officers.

Wealthn LLC (“Licensee”):	TigerShares Trust (“Sub-Licensee”)

By:	By:

Name (Print):	Name (Print):

Title:	Title:

Date:	Date:

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October 5, 2018